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                                EXHIBIT 3.3(b)

                   RESTATED CERTIFICATE OF INCORPORATION
                                     OF
                             ACME STEEL COMPANY

                  Pursuant to Sections 242 and 245 of the
                    General Corporation Law of Delaware

      The undersigned, ACME STEEL COMPANY, hereby certifies as follows:

      1. The name of the Corporation is ACME STEEL COMPANY. It was originally incorporated under the name Interlake, Inc. on December 19, 1969, by the filing of a Certificate of Incorporation with the Secretary of State of Delaware.

      2. This Restated Certificate of Incorporation restates and further amends the Certificate of Incorporation, as amended, of the Corporation by (i) deleting in their entirety Articles Fifth, Seventh, Eighth, Ninth and Tenth thereof, (ii) deleting substantially all of Articles Sixth and Eleventh, and
(iii) appropriately renumbering the remaining Articles.

      3. The text of the Certificate of Incorporation as amended and restated is as follows:

      FIRST:

      The name of the Corporation is ACME STEEL COMPANY.

      SECOND:

      The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

      THIRD:

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH:

      The aggregate number of shares which the Corporation is authorized to issue is Three Thousand (3,000) shares of Common Stock having a par value of $1.00 per share.

      FIFTH:

      Elections of directors need not be by written ballot unless required by the By-Laws of the Corporation.



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     SIXTH:

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-Laws of the Corporation, without any action on the part of the stockholders.

     SEVENTH:

     No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for the liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of its adoption. If the Delaware General Corporation Law hereafter is amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the Delaware General Corporation Law as so amended. Any repeal or modification of the foregoing provisions of this Article Seventh, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     4. This Restated Certificate of Incorporation was duly adopted by the unanimous written consent of the sole stockholder of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf and attested to by its duly authorized officers as of the 30th day of June, 1993.


                                       ACME STEEL COMPANY


                                       By: /s/ S. D. Bennett
                                          ------------------------------------
                                       Stephen D. Bennett, President and Chief
                                        Operating Officer


ATTEST:

/s/ Edward P. Weber
- -------------------------------
Edward P. Weber, Jr., Secretary